Exhibit 99.1

ABM INDUSTRIES ANNOUNCES RESULTS FOR

FIRST QUARTER FISCAL 2020

Reports First Quarter Revenues of $1.6 billion

GAAP Continuing EPS of $0.41; Adjusted Continuing EPS of $0.39

Declaration of 216th Consecutive Quarterly Dividend

New York, NY - March 4, 2020 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2020.

“We are pleased with our first quarter results and our start to the new fiscal year. The performance of our business segments was anchored by our discerning approach to client retention in 2019, as well as new sales and business expansions. This translated to a more favorable, higher margin portfolio mix. We also benefited from the achievement of our targeted leverage range at the end of 2019,” commented Scott Salmirs, President and Chief Executive Officer of ABM Industries.

Mr. Salmirs continued, “As part of our strategy for fiscal 2020, we made planned investments in sales and human resources, which we consider strategic enablers for future growth. We are also investing in the modernization of our operating platform. Simultaneously, we will continue to manage our business responsibly during the current macroeconomic environment.”

	Three Months Ended January 31,
(in millions, except per share amounts) (unaudited)	2020	2019	Increase/ (Decrease)

Revenues	$1,612.9	$1,607.9	0.3%

Operating profit	$45.8	$30.3	51.2%

Income from continuing operations	$27.9	$13.0	NM	*
Income from continuing operations per diluted share	$0.41	$0.20	NM	*

Adjusted income from continuing operations	$26.2	$20.8	25.9%
Adjusted income from continuing operations per diluted share	$0.39	$0.31	25.8%

Net income	$28.0	$13.0	NM	*
Net income per diluted share	$0.42	$0.19	NM	*

Adjusted EBITDA	$68.8	$68.8	—%
Adjusted EBITDA margin	4.3%	4.3%	0	bps

Net cash used in operating activities of continuing operations	$(34.5)	$(39.3)	(12.2)%
Free cash flow	$(45.8)	$(50.9)	(10.0)%

*	Not meaningful (due to variance greater than or equal to +/-100%)

This release refers to certain non-GAAP financial measures described as “Adjusted EBITDA”, defined as earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability, “Adjusted EBITDA margin”, defined as adjusted EBITDA divided by revenue, “Adjusted income from continuing operations,” “Adjusted income from continuing operations per diluted share” and “free cash flow”. Free cash flow is defined as net cash used in operating activities less additions to property, plant and equipment. These adjustments have been made with the intent of providing financial measures that give management and investors a more representative understanding of underlying operational results and trends as well as the Company’s operational performance. Management also uses Adjusted EBITDA as a basis for planning and forecasting future periods. Please refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures. We round amounts in these schedules to millions and calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

First Quarter Summary

•	Revenue increase of 0.3% to $1,612.9 million. Strong revenue growth within the Technical Solutions segment of 22.4%.
•	Income from continuing operations grew to $27.9 million, or $0.41 per diluted share versus $13.0 million, or $0.20 per diluted share last year reflecting higher margin revenue and improvement in prior year self-insurance reserve adjustments.
•	Adjusted income from continuing operations grew to $26.2 million, or $0.39 per diluted share versus $20.8 million, or $0.31 per diluted share last year.
•	Net income of $28.0 million, or $0.42 per diluted share.
•	Adjusted EBITDA of $68.8 million compared to $68.8 million last year, leading to an adjusted EBITDA margin of 4.3%.
•	Net cash used in continuing operating activities of $34.5 million and free cash flow usage of $45.8 million, reflecting the Company's historical working capital seasonality during the first quarter.
•	Total debt to pro forma adjusted EBITDA below 3.0x.
•	Fiscal 2020 outlook reaffirmed.

First Quarter Results

For the first quarter of fiscal 2020, the Company reported revenues of approximately $1.6 billion, up 0.3%. Revenue growth was driven primarily by the Technical Solutions segment, which was partially offset by lower retention stemming from fiscal 2019, including the loss of lower margin contracts, primarily within the Aviation and Business & Industry segments.

On a GAAP basis, income from continuing operations was $27.9 million, or $0.41 per diluted share, compared to income from continuing operations of $13.0 million, or $0.20 per diluted share, last year. Income from continuing operations for the first quarter of fiscal 2020 reflects a $6.6 million benefit related to the continuation of favorable developments in prior year self-insurance adjustments. This compares to a negative impact of $5.0 million in the first quarter of fiscal 2019.

Adjusted income from continuing operations for the first quarter of 2020 was $26.2 million, or $0.39 per diluted share, compared to $20.8 million, or $0.31 per diluted share for the first quarter of fiscal 2019. Adjusted results exclude items impacting comparability.  A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Income from continuing operations for the quarter on both a GAAP and adjusted basis primarily reflects higher margin revenue mix primarily within the Business & Industry segment and lower interest related to the Company's reduced leverage profile. These results were partially offset by the Company's ongoing investments to optimize its operational and technological infrastructure.

Net income for the first quarter of 2020 was $28.0 million, or $0.42 per diluted share, compared to net income of $13.0 million, or $0.19 per diluted share last year.

Adjusted EBITDA for the quarter was $68.8 million compared to $68.8 million in the first quarter of fiscal 2019. Adjusted EBITDA margin for the quarter was 4.3% versus 4.3% last year. Adjusted results exclude items impacting comparability.

Liquidity & Capital Structure

The Company ended the quarter with total debt of $1,025.1 million, including $153.5 million in standby letters of credit.

Total debt to pro forma adjusted EBITDA was 2.97x.

The Company did not repurchase any of its shares during the quarter. Accordingly, as of January 31, 2020, the Company had $150.0 million of remaining repurchase authorization under its $150.0 million share repurchase program.

In addition, the Company paid its 215th quarterly cash dividend of $0.185 per common share for a total distribution of $12.3 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors has declared a cash dividend of $0.185 per common share payable on May 4, 2020 to shareholders of record on April 2, 2020. This will be the Company’s 216th consecutive quarterly cash dividend.

Guidance

The Company continues to expect GAAP income from continuing operations of $1.65 to $1.85 per diluted share, and adjusted income from continuing operations of $1.90 to $2.10 per diluted share. The guidance outlook reflects the Company's ongoing management of lower margin contracts, in addition to planned investments in IT and Human Resources. The guidance does not assume any potential accretion related to repurchases pursuant to the Company's share repurchase program.

With the exception of the 2020 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, the guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

On November 1, 2019, the Company adopted the Financial Accounting Standards Board’s new lease accounting guidance ASU 2016-02 (“Topic 842”) on a modified retrospective basis using the optional transition method permitted under ASU 2018-11. The Company does not anticipate any material impact to income from continuing operations at this time.

Mr. Salmirs concluded, “The resilience of our scale and diversified portfolio should position us favorably as we monitor and navigate macroeconomic conditions throughout the remainder of the year. We will continue to reinvest in our business throughout 2020 to further strengthen our competitive positioning for the future.”

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Thursday, March 5, 2020 at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the recording through March 19, 2020 and can be accessed by dialing (844) 512-2921 and then entering ID #13699088.  An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.5 billion and approximately 140,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; our ability to preserve long-term client relationships is essential to our continued success; changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that adjustments to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relationship to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies, and negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations and income from continuing operations per diluted share as adjusted for items impacting comparability, for the first quarter of fiscal years 2020 and 2019. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2020 and 2019. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company has also presented Free Cash Flow which is defined as net cash used in operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

Contact:
Investor Relations & Treasury:	Susie A. Kim
(212) 297-9721
susie.kim@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,		Increase/
(in millions, except per share amounts)	2020	2019	(Decrease)
Revenues	$1,612.9	$1,607.9	0.3%
Operating expenses	1,433.7	1,446.0	(0.8)%
Selling, general and administrative expenses	117.6	112.7	4.4%
Restructuring and related expenses	3.1	3.8	(16.6)%
Amortization of intangible assets	12.6	15.2	(17.0)%
Operating profit	45.8	30.3	51.2%
Income from unconsolidated affiliates	0.9	0.9	(1.9)%
Interest expense	(10.2)	(13.5)	(24.2)%
Income from continuing operations before income taxes	36.5	17.8	NM	*
Income tax provision	(8.6)	(4.7)	82.4%
Income from continuing operations	27.9	13.0	NM	*
Income (loss) from discontinued operations, net of taxes	0.1	(0.1)	NM	*
Net income	$28.0	$13.0	NM	*
Net income per common share — Basic
Income from continuing operations	$0.42	$0.20	NM	*
Income from discontinued operations	—	—	NM	*
Net income	$0.42	$0.20	NM	*
Net income per common share — Diluted
Income from continuing operations	$0.41	$0.20	NM	*
Income from discontinued operations	—	—	NM	*
Net income	$0.42	$0.19	NM	*
Weighted-average common and common equivalent shares outstanding
Basic	66.9	66.4
Diluted	67.2	66.7
Dividends declared per common share	$0.185	$0.180

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2020	2019
Net cash used in operating activities of continuing operations	$(34.5)	$(39.3)
Net cash provided by (used in) operating activities of discontinued operations	0.2	(0.1)
Net cash used in operating activities	$(34.3)	$(39.3)
Additions to property, plant and equipment	(11.5)	(11.6)
Other	9.2	0.2
Net cash used in investing activities	$(2.3)	$(11.4)
Taxes withheld from issuance of share-based compensation awards, net	(2.4)	(2.3)
Dividends paid	(12.3)	(11.9)
Borrowings from credit facility	425.0	357.6
Repayment of borrowings from credit facility	(368.6)	(309.6)
Changes in book cash overdrafts	6.4	7.2
Financing of energy savings performance contracts	1.1	1.7
Repayment of finance leases	(0.8)	(0.8)
Net cash provided by financing activities	$48.4	$42.0
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.3

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2020	October 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$69.8	$58.5
Trade accounts receivable, net of allowances	1,000.7	1,013.2
Costs incurred in excess of amounts billed	79.6	72.6
Prepaid expenses	75.3	75.7
Other current assets	59.5	55.5
Total current assets	1,284.9	1,275.4
Other investments	9.9	14.0
Property, plant and equipment, net of accumulated depreciation	146.7	150.3
Right-of-use assets	163.4	—
Other intangible assets, net of accumulated amortization	284.6	297.2
Goodwill	1,836.1	1,835.4
Other noncurrent assets	121.4	120.3
Total assets	$3,847.1	$3,692.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$72.3	$57.2
Trade accounts payable	242.6	280.7
Accrued compensation	144.7	189.3
Accrued taxes—other than income	65.2	63.6
Insurance claims	150.2	149.8
Income taxes payable	6.6	3.5
Current portion of lease liabilities	36.0	—
Other accrued liabilities	153.5	158.2
Total current liabilities	871.1	902.4
Long-term debt, net	786.3	744.2
Long-term lease liabilities	150.0	—
Deferred income tax liability, net	46.4	47.7
Noncurrent insurance claims	363.8	365.2
Other noncurrent liabilities	58.1	78.8
Noncurrent income taxes payable	11.6	12.2
Total liabilities	2,287.4	2,150.6
Total stockholders' equity	1,559.7	1,542.0
Total liabilities and stockholders’ equity	$3,847.1	$3,692.6

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase/
(in millions)	2020	2019	(Decrease)
Revenues
Business & Industry	$820.9	$828.8	(1.0)%
Aviation	238.7	252.4	(5.4)%
Technology & Manufacturing	233.9	236.1	(0.9)%
Education	208.0	208.9	(0.5)%
Technical Solutions	142.0	116.1	22.4%
Elimination of inter-segment revenues	(30.6)	(34.4)	11.0%
Total revenues	$1,612.9	$1,607.9	0.3%
Operating profit (loss)
Business & Industry	$38.2	$36.8	3.9%
Aviation	5.6	3.9	43.0%
Technology & Manufacturing	16.7	18.2	(8.5)%
Education	11.2	10.3	9.2%
Technical Solutions	8.3	6.8	23.2%
Corporate	(33.3)	(44.7)	25.5%
Adjustment for income from unconsolidated affiliates, included in Aviation	(0.9)	(0.9)	(2.2)%
Total operating profit	45.8	30.3	51.2%
Income from unconsolidated affiliates	0.9	0.9	(1.9)%
Interest expense	(10.2)	(13.5)	(24.2)%
Income from continuing operations before income taxes	36.5	17.8	NM *
Income tax provision	(8.6)	(4.7)	82.4%
Income from continuing operations	27.9	13.0	NM *
Income (loss) from discontinued operations, net of taxes	0.1	(0.1)	NM *
Net income	$28.0	$13.0	NM *

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)	Three Months Ended January 31,
	2020	2019
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations
Income from continuing operations	$27.9	$13.0
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(6.6)	5.0
Other(c)	(0.6)	2.2
Restructuring and related(d)	3.1	3.8
Legal costs and other settlements	1.7	(0.2)
Total items impacting comparability	(2.3)	10.8
Income tax provision (benefit)(e)	0.7	(3.0)
Items impacting comparability, net of taxes	(1.7)	7.8
Adjusted income from continuing operations	$26.2	$20.8

	Three Months Ended January 31,
	2020	2019
Reconciliation of Net Income to Adjusted EBITDA
Net income	$28.0	$13.0
Items impacting comparability	(2.3)	10.8
(Income) loss from discontinued operations	(0.1)	0.1
Income tax provision	8.6	4.7
Interest expense	10.2	13.5
Depreciation and amortization	24.4	26.7
Adjusted EBITDA	$68.8	$68.8

	Three Months Ended January 31,
	2020	2019
Reconciliation of Income from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
Income from continuing operations per diluted share	$0.41	$0.20
Items impacting comparability, net of taxes	(0.03)	0.12
Adjusted income from continuing operations per diluted share	$0.39	$0.31
Diluted shares	67.2	66.7

	Three Months Ended January 31,
	2020	2019
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
Net cash used in operating activities	$(34.3)	$(39.3)
Additions to property, plant and equipment	(11.5)	(11.6)
Free Cash Flow	$(45.8)	$(50.9)

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability  to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended January 31, 2020 and 2019, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years was decreased by $6.6 million and increased by $5.0 million, respectively.

(c) Primarily represents one-time implementation costs related to the Company's transformational IT infrastructure projects and requirements associated with General Data Protection Regulation standards.

(d) Represents restructuring costs related to the continued integration of GCA acquisition in September 2017.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 28.1% for QTD FY20 and FY19. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2020 GUIDANCE

	Year Ending October 31, 2020
Reconciliation of Estimated Income from Continuing Operations per Diluted Share to Estimated Adjusted Income from Continuing Operations per Diluted Share	Low Estimate	High Estimate
Income from continuing operations per diluted share (a)	1.65	1.85
Adjustments (b)	0.25	0.25
Adjusted Income from continuing operations per diluted share (a)	$1.90	$2.10

(a) With the exception of the 2020 Work Opportunity Tax Credits and ASU 2016-09, this guidance does not include any potential benefits associated with certain other discrete tax items and other unrecognized tax benefits. This guidance does not assume any potential accretion related to the Company's share repurchase program. Additionally, the Company does not anticipate any material impact to income from continuing operations from the adoption of ASU 2016-02 (“Topic 842”) at this time.

(b) Adjustments include costs associated with the strategic review, legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.